                                                                     EXHIBIT 4.1



          FIRST SUPPLEMENTAL INDENTURE dated as of the 3rd day of August, 1999, between McNaughton Apparel Group Inc. (formerly known as Norton McNaughton, Inc.), a Delaware corporation (the "Company"), and Norton McNaughton of Squire, Inc., a New York corporation, Miss Erika, Inc., a Delaware corporation, Jeri-Jo Knitwear, Inc. (formerly known as JJ Acquisition Corp.), a Delaware corporation, and Norty's, Inc., a Delaware corporation (each a "Subsidiary Guarantor" and collectively, the "Subsidiary Guarantors") and United States Trust Company of New York, a New York banking corporation, as Trustee (the "Trustee").

          The Company, the Subsidiary Guarantors and the Trustee have entered into an Indenture dated as of June 18, 1998 (the "Indenture"), pursuant to which the Company issued $125,000,000 aggregate principal amount of 12 1/2% Senior Notes Due 2005 (the "Securities").

          Section 9.2 of the Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture with the written consent of the Holder or Holders of at least a majority in aggregate principal amount of the outstanding Securities.

          All acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation and the bylaws of the Company, of the Subsidiary Guarantors and of the Trustee necessary to make this First Supplemental Indenture a valid instrument legally binding on the Company, the Subsidiary Guarantors and the Trustee, in accordance with its terms, have been duly done and performed.

          The written consents to the amendments or supplements to the Indenture have been obtained from not less than a majority of the Holders in the aggregate principal amount of the outstanding Securities.

          All conditions precedent to amend or supplement the Indenture have been met.

          NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Securities (as each such term is defined in the Indenture).
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                                                                               2



SECTION I

          1.1 The definition of "Existing Cash Earn-out Obligation" set forth in Section 1.1 of the Indenture is hereby amended to read in its entirety as follows:

          "Existing Cash Earn-out Obligation" means the amount of the Company's and the applicable Subsidiary Guarantor's obligations to make an Earn-out Payment in cash (i) under the Agreement of Purchase and Sale dated as of October 29, 1997, as amended, by and among the Company, Miss Erika, Inc., f/k/a ME Acquisition Corp., Old ME Corp., f/k/a Miss Erika, Inc. and the stockholders of Old Miss Erika Corp., after giving effect to the Amendment to the Agreement of Purchase and Sale dated as of June 30, 1999, and (ii) under the Agreement of Purchase and Sale dated as of April 15, 1998, as amended, by and among the Company, JJ Acquisition Corp., Jeri-Jo Knitwear Inc., Jamie Scott, Inc., and the stockholders of Jamie Scott, Inc. as in effect on the Closing Date (the "Jeri-Jo Agreement"), provided that the amount that the Company and the applicable Subsidiary Guarantor may pay in cash shall not exceed 75% of the Earn-out Payment payable under the Jeri-Jo Agreement.

          1.2  Section 1.2 The Indenture is hereby amended mutandis mutadis to
                                                           ----------------
reflect the amendment of the definitional term set forth in the Indenture pursuant to Section 1.1 hereof.

SECTION II

          Section 4.4 (vi) of the Indenture is hereby amended to read in its entirety as follows:

          (vi) the payment of (1) any Existing Cash Earn-out Obligation; and (2) any other Earn-out Payment in connection with the Miss Erika Acquisition provided that the aggregate amount of such other Earn-out Payment does not exceed $10.0 million in the aggregate and at the time of such other Earn-out Payment it would be permitted under clause (b) of the preceding paragraph.

SECTION III

          Except as amended and supplemented hereby, the Indenture is hereby ratified and confirmed in all respects and shall remain in full force and effect.

SECTION IV

          This Supplemental Indenture shall be governed by and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.
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                                                                               3


SECTION V

          The parties may sign any number of copies of this Supplemental Indenture and may sign such in counterparts. Each signed counterpart copy shall be an original, but all of them together represent the signed agreement. One signed copy is enough to prove this Supplemental Indenture.

                            *          *          *
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                                                                               4

          IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the dated first above written.

                                 MCNAUGHTON APPAREL GROUP INC.

                                 By: /s/ Peter Boneparth
                                   ---------------------
                                 Name:  Peter Boneparth
                                 Title:   Chief Executive Officer

                                 NORTON MCNAUGHTON OF SQUIRE, INC.

                                 By: /s/ Peter Boneparth
                                   ---------------------
                                 Name:    Peter Boneparth
                                 Title:     Chief Executive Officer


                                 MISS ERIKA, INC.

                                 By: /s/ Peter Boneparth
                                   ---------------------
                                 Name:  Peter Boneparth
                                 Title:    Vice Chairman of the Board

                                 JERI-JO KNITWEAR, INC.

                                 By: /s/ Peter Boneparth
                                   ---------------------
                                 Name:  Peter Boneparth
                                 Title:    Vice Chairman of the Board

                                 NORTY'S, INC.

                                 By: /s/ Peter Boneparth
                                   ---------------------
                                 Name:  Peter Boneparth
                                 Title:    Chief Executive Officer


                                 UNITED STATES TRUST COMPANY OF NEW YORK

                                 By:  /s/ Louis Young
                                    -----------------
                                 Name: Louis Young
                                 Title: Vice President